Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as amended, supplemented, restated and/or modified from time to time, this “Agreement”) is entered into as of July 18, 2025, by and between DEVVSTREAM CORP., a company organized under the laws of Alberta, Canada (the “Company”), and each investor identified on the signature pages hereto (each, including its successors and assigns, an “Investor” and collectively, the “Investors”).

BACKGROUND

A.         The board of directors (the “Board of Directors”) of the Company has authorized the issuance to each of the Investors of certain Notes (as defined below).

B            Each Investor desires to purchase certain Notes on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Investor hereby agree as follows:

1.           DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Aggregate Outstanding Amount” means the sum of (a) the outstanding Aggregate Principal Amount plus (b) the aggregate accrued and unpaid interest and all other amounts owing to all Investors under the Notes as of the applicable measurement date.

“Aggregate Principal Amount” has the meaning set forth in Section 2.1.

“Agreement” has the meaning set forth in the preamble.

“BCAA” means the Business Corporations Act of Alberta, Canada.

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

“BTC” means the native cryptocurrency of the Bitcoin blockchain network.

“Change of Control” means, with respect to the Company:

(a)
other than a shareholder that holds such a position at the date of this Agreement, if a Person comes to have beneficial ownership, control or direction over more than fifty percent (50%) of the voting rights attached to any class of voting securities of the Company; or

(b)	the sale or other disposition in a single transaction, or in a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole to any Person.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Equity Conditions” means, during the period in question, (a) there is a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (b) there has been no Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, and (c) the Common Shares shall be DWAC Eligible.

“Code” has the meaning set forth in Section 2.1.

“Common Shares” means the common shares of the Company having no par value per share.

“Common Share Equivalent” means any convertible security or warrant, option or other right to subscribe for or purchase any Common Shares or any convertible security convertible into Common Shares.

“Company” has the meaning set forth in the preamble.

“Company Articles and Bylaws” means the notice of articles of the Company under the BCAA and the bylaws governing the Company duly authorized under the BCAA.

“Conversion Shares” means the Common Shares issuable upon the full or any partial conversion of a Note.

“Crypto Control Account Agreement” mean a block control account agreement, in form and substance acceptable to the Lead Investor with respect to any crypto assets purchased with all, or any part, of the proceeds of the Notes.

“DWAC Eligible” means that (a) the Common Shares are eligible at the Depository Trust Company (“DTC”) for full services pursuant to DTC’s Operational Arrangements, including, without limitation, transfer through DTC’s Deposit and Withdrawal at Custodian (“DWAC”) service, (b) the Transfer Agent is approved as an agent in DTC’s Fast Automated Securities Transfer Program, (c) the Conversion Shares are otherwise eligible for delivery via DWAC, and (d) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Effectiveness Date” has the meaning set forth in the Registration Rights Agreement.

“ELOC Purchase Agreement” means that certain Purchase Agreement, between the Company and the Lead Investor, dated as October 29, 2024, as amended by that certain First Amendment thereto, dated as of the March 18, 2025, as further amended, restated or supplemented from time to time.

“Equity Interests” means and includes the Common Shares and any Common Share Equivalents.

“Event of Default” has the meaning set forth in Section 7.1.

“Exempted Securities” means (a) equity securities issued by reason of a dividend, stock split, split-up or other distribution on Common Shares, (b) Common Shares or rights, warrants or options to purchase Common Shares issued to employees or directors of, or consultants or advisors to, the Company or any of its Subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors (“Equity Plans”),  (c) securities issued upon the exercise or exchange of or conversion of any Securities issued hereunder and/or rights or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of this Agreement as disclosed on Schedule 1 hereto, provided that such rights and securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities, or (d) Common Shares issuable under ELOC Purchase Agreement.

“Funding Amount” shall mean, in respect of any Investor, the amount identified as such on the signature page hereto executed by such Investor, up to an aggregate amount equal to no greater than Two Hundred Sixty-Six Million Eight Hundred Thousand and zero/100 Dollars (USD$266,800,000.00).

“Investor” has the meaning set forth in the preamble.

“Investor Group” shall mean, in respect of each Investor, such Investor plus any other Person with which such Investor is considered to be part of a group under Section 13 of the 1934 Act or with which the Investor otherwise files reports under Sections 13 and/or 16 of the 1934 Act.

“Investor Party” has the meaning set forth in Section 5.12(a).

“Investor Shares” means the Conversion Shares and any other shares issued or issuable to the Investors pursuant to this Agreement or the Notes.

“IP Rights” has the meaning set forth in Section 3.10.

“Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities laws.

“Lead Investor” means Helena Global Investment Opportunities 1 Ltd.

“Losses” has the meaning set forth in Section 5.12(a).

 “Market Capitalization” means, as of any date of determination, the product of (a) the number of issued and outstanding shares of the Common Shares as of such date (exclusive of any Common Shares issuable upon the exercise of options or warrants or conversion of any convertible securities), multiplied by (b) the closing price of the Common Shares on the Trading Market on the date of determination.

“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of the Company, or the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Notes, or (iii) in the opinion of the Company’s auditor the Company is not a going concern or there is reasonable likelihood that the Company’s auditor will be unable to provide a going concern opinion; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (d) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Maximum Percentage” means 4.99%; provided, that if at any time after the date hereof an Investor Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the 1934 Act (excluding any Equity Interests deemed beneficially owned by virtue of a Note), then the Maximum Percentage shall automatically increase to 9.99% so long as the Investor Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Investor Group ceasing to own in excess of 4.99% of such class of Equity Interests).

“Money Laundering Laws” has the meaning set forth in Section 3.25.

“New Securities” means, collectively, equity or debt securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity or debt securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity or debt securities.

“Note” has the meaning set forth in Section 2.1.

“OFAC” has the meaning set forth in Section 3.23.

“Offer Notice” has the meaning set forth in Section 10.1.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Amount” has the meaning set forth in Section 2.1.

“Proceedings” has the meaning set forth in Section 3.6.

“Prohibited Transaction” means a transaction with a third party or third parties in which the Company issues or sells (or arranges or agrees to issue or sell):

(a)         any debt, equity or equity-linked securities (including options or warrants) that are convertible into, exchangeable or exercisable for, or include the right to receive Common Shares:

(i)          at a conversion, repayment, exercise or exchange rate or other price that varies over time based upon a discount to the future trading prices of, or quotations for, Common Shares; or

(ii)         at a conversion, repayment, exercise or exchange rate or other price that is subject to being reset at some future date after the initial issuance of such debt, equity or equity-linked security or upon the occurrence of specified or contingent events, including but not limited to, in connection with anti-dilution provisions or other similar price protection provisions; or

(b)         any securities in a capital or debt raising transaction or series of related transactions which grant to an investor the right to receive additional securities based upon future transactions of the Company on terms more favorable than those granted to such investor in such first transaction or series of related transactions.

Notwithstanding the foregoing, and for the avoidance of doubt, rights issuances, shareholder purchase plans, or Equity Plans shall not be deemed to be a Prohibited Transaction.

“Registration Condition” means, in respect of any Note, that the Investor Shares issuable in respect of such Note may be resold without a legend pursuant to an effective registration statement pursuant to Rule 144 under the 1933 Act.

“Registration Rights Agreement” means a Registration Rights Agreement, in the form of Exhibit E hereto, among the Company and the Investors.

“Required Minimum” means, as of any date, two (2) times the maximum aggregate number of Common Shares then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Conversion Shares issuable upon conversion in full of any outstanding Notes, ignoring any conversion limits set forth therein based on a conversion price of $0.07722.

“Requisite Holder” means the Lead Investor or any successor in interest to the Lead Investor that is mutually agreed to by the Lead Investor and the Company.  For the purposes of clarity hereunder, only one entity shall serve as the Requisite Holder at any time hereunder and the affirmative action or consent by the Requisite Holder shall bind all Investors hereunder.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5(a).

“Securities” means the Notes and the Investor Shares.

“Securities Termination Event” means either of the following has occurred:

(a)        trading in securities generally in the United States has been suspended or limited for a consecutive period of greater than three (3) Business Days; or

(b)         a banking moratorium has been declared by the United States or the New York State authorities and is continuing for a consecutive period of greater than three (3) Business Days.

“Security Agreement” means a Security Agreement, in the form of Exhibit C hereto, among the Company, the Subsidiaries and the Lead Investor, as Collateral Agent.

“Shareholder Approval” means the approval of the holders of the requisite number of the outstanding Common Shares to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of Investor Shares (as such term is defined in each of such documents) issued and potentially issuable to the Investor thereunder, all as may be required by the applicable rules and regulations of the Trading Market (or any successor entity).

“Solana” means the native cryptocurrency of the Solana blockchain network.

“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(b).

“Subsidiary Guarantee” means a guarantee, in the form of Exhibit D hereto issued by the Subsidiaries, of the Company’s obligations under this Agreement and the Notes.

“Trading Day” means a day on which the Common Shares are traded on a Trading Market.

“Trading Market” means whichever of the Nasdaq Stock Market, NYSE American, or the Nasdaq Stock Market (including the Nasdaq Capital Market), on which the Common Shares are listed or quoted for trading on the date in question.

“Tranche” has the meaning set forth in Section 2.1.

“Transaction Documents” means this Agreement, the Notes, the Registration Rights Agreement, the Security Agreement, the Crypto Control Account Agreement, the Subordination Agreement, the Subsidiary Guarantee, the Transfer Agent Instruction Letter, the Canadian Security Documents and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

“Transfer Agent” means Continental Stock Transfer & Trust having its at offices at 1 State St 30th floor, New York, NY 10004.

“Transfer Agent Instruction Letter” means a letter of irrevocable instructions addressed by the Company to the Transfer Agent, acceptable to the Investor in its sole discretion.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Shares for such date (or the nearest preceding date) on the Trading Market on which the Common Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Common Shares are traded on OTCQB or OTCQX , the volume weighted average sales price of the Common Shares for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Shares are not then listed or quoted for trading on OTCQB or OTCQX and if prices for the s Common Shares are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Shares so reported, or (d) in all other cases, the fair market value of a Common Share as determined by an independent appraiser selected in good faith by the Lead Investor and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

2.           PURCHASE AND SALE OF THE NOTES.

2.1         Purchase and Sale of the Notes.  Subject to the terms and conditions set forth herein, (i) the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, convertible promissory notes, in the form attached hereto as Exhibit A (each, a “Note” and together, the “Notes”), in an amount up to the principal amount set forth on the signature page hereto executed by such Investor and not to exceed an aggregate amount of Three Hundred Million and zero/100 Dollars (USD$300,000,000.00), and (ii) the sale and purchase of Notes shall be conducted in up to fifty-nine tranches (each, a “Tranche” and together, the “Tranches”) with (x) an initial Tranche (the “Initial Tranche”) of Ten Million and zero/100 Dollars (USD$10,000,000.00) (the “Initial Tranche Principal Amount”) and including an original issue discount of up to aggregate Eight Hundred Thousand and zero/100 Dollars (USD$800,000.00) (the “Initial Tranche OID”), to cover the Investors’ accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Notes issued in connection with the Initial Tranche, and (y) subsequent Tranches (each, a “Subsequent Tranche”) each of Five Million and zero/100 Dollars (USD$5,000,000.00) (a “Subsequent Tranche Principal Amount”) and each including an original issue discount of up to aggregate Four Hundred Thousand and zero/100 Dollars (USD$400,000.00) (a “Subsequent Tranche OID”), to cover the Investors’ accounting fees, due diligence fees, monitoring, and/or other transactional costs incurred in connection with the purchase and sale of the Notes issued in connection with each Subsequent Tranche, and. The purchase price of a Note shall be computed by subtracting the Initial Tranche OID or Subsequent Tranche OID, as applicable, of such Note from Initial Tranche Principal Amount or Subsequent Tranche Principal, respectively of such Note (the “Purchase Price” of a Note). For purposes of this Agreement and the other Transaction Documents, the Initial Tranche Principal Amount and the aggregate Subsequent Tranche Principal Amounts of all the Notes, shall be referred to together as, the “Aggregate Principal Amount”. The aggregate Purchase Prices of all of the Notes shall not exceed the Funding Amount.

2.2         Closings.  Each sale of Notes in a Tranche shall occur in one or more closing (each, a “Closing”) with the date upon which such Closing shall occur being referred to as, a “Closing Date”, and more specifically as follows:

(a)        Initial Tranche. Subject to the terms and conditions set forth herein, the Closings (which may be on the same Closing Date) of the Initial Tranche on such date as the Company and Investors participating in the Initial Tranche shall mutually agree.

(b)        Subsequent Tranches. Subject to the terms and conditions set forth herein, the Closing of each Subsequent Tranche shall occur on such date as the Company may request in writing to the Lead Investor upon no less five (5) Business Days’ notice; provided that:

(i)          thirty (30) days shall have elapsed since the funding of the immediately prior Tranche;

(ii)         as of the Closing Date of such Subsequent Tranche, the Registration Condition shall have been met in respect of the Investor Shares underlying the Notes issued in any each prior Tranche;

(iii)       as of the Closing Date of such Subsequent Tranche, the outstanding Aggregate Principal Amount of all the Notes issued in each prior Tranche shall be less than $2,000,000.00;

(iv)       for each Trading Day in the 30-calendar day period immediately preceding such Closing Date the daily traded volume of the Common Shares on the Trading Market shall be in excess of $500,000.00; and

(v)         the Shareholder Approval shall have been obtained.

Each of the foregoing conditions, may be waived by the Investors participating in the applicable Tranche with the approval of the Requisite Holders.

(c)        Generally, in Respect of Closings. Subject to the terms and conditions set forth herein, each Closing, including payment for and delivery of the Notes in respect of such Closing, shall take place remotely via the exchange of documents and signatures.

2.3       Priority of Obligation.  As an inducement for the Investor to enter into this Agreement and to purchase the Note, all obligations of the Company pursuant to this Agreement and the Notes shall be senior in payment to any subsequent Indebtedness (as defined in the Notes).

2.4        Pro Rata Payments.  The Company and each Investor hereby agree that, notwithstanding anything to the contrary contained herein or in the Notes, to the extent the Company is obligated to make any payments hereunder or under the Notes to the Investors (or offers to make any prepayments hereunder or thereunder), all such payments shall be applied to outstanding principal amount of the Notes held by all Investors on a pro rata basis based on the Aggregate Outstanding Amount at the time of such prepayment.  If any Investor shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of outstanding amounts under the Notes resulting in such Investor receiving payment of a proportion of the Aggregate Outstanding Amount at the time of such prepayment greater than its pro rata share thereof as provided herein, then the Investor receiving such greater proportion shall (a) notify the other Investors of such fact, and (b) purchase (for cash at face value) participations in the principal amount owing to the other Investors under the applicable Notes, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Investors ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes and other amounts owing them.  The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Investor acquiring a participation pursuant to the foregoing arrangement may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Investor were a direct creditor of the Company in the amount of such participation.

3.         REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company represents and warrants to each Investor and covenants with each Investor that, the following representations and warranties are true and correct that as of the date hereof and as of each Closing Date, as supplemented by those certain disclosure schedules to this Agreement appended hereto:

3.1       Organization and Qualification.  The Company is a company duly incorporated and validly existing in good standing under the Laws of Alberta, Canada and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted.  The Company is duly qualified to do business and is in good standing in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.2        Authorization; Enforcement; Compliance with Other Instruments. The Company and each Subsidiary has the requisite corporate power and authority to execute the Transaction Documents, and if applicable, to issue and sell the Notes pursuant hereto, and to perform its obligations under the Transaction Documents, including issuing the Investor Shares on the terms set forth in this Agreement.  The execution and delivery of the Transaction Documents by the Company and each Subsidiary and the issuance and sale of the Securities by the Company pursuant hereto have been duly and validly authorized by the Company’s Board of Directors and each Subsidiary’s board of directors, shareholder(s), or member(s), as applicable and no further consent or authorization is required by the Company, any Subsdiaries, the Company's Board of Directors, their respective shareholders or members or any other Person in connection therewith, assuming the accuracy of each Investor’s representations in Section 4, and except such as have been waived and other than  such filings as are required to be made under applicable Laws.  The Transaction Documents have been duly and validly executed and delivered by the Company and each Subsidiary to which they are a party and constitute valid and binding obligations of the Company and each Subsidiary, enforceable against the Company and each Subsidiary in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.3         No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and each Subsidiary and the issuance and sale of the Notes hereunder by the Company will not (a) conflict with or result in a violation of the Company Articles and Bylaws, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) subject to the making of the filings referred to in Section 5 and the filing of a Supplemental Listing Application with the Nasdaq Stock Market, violate in any material respect any Law or any rule or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected.  Assuming the accuracy of each Investor’s representations in Section 4 and subject to the making of the filings referred to in Section 5 and a Supplemental Listing Application with the Nasdaq Stock Market and receipt of the Shareholder Approval, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes and the other transactions contemplated by this Agreement (including the issuance of the Conversion Shares upon conversion of the Notes) and (ii) the issuance of the Notes, and the issuance of the Conversion Shares upon the conversion of the Notes will be exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.

3.4         Capitalization and Subsidiaries.

(a)         As of the date hereof, the Company has 31,911,734 Common Shares issued and outstanding.  The Conversion Shares, when issued upon conversion of a Note in accordance with its terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. Other than as provided in Schedule 3.4(a), no Common Shares are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. The Company Articles and Bylaws on file with the SEC are true and correct copies of the Company Articles and Bylaws as in effect as of the date hereof.  The Company is not in violation of any provision of the Company Articles or Bylaws nor is any Subsidiary in violation of its organization documents.

(b)         Schedule 3.4(b) lists each direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) and indicates for each Subsidiary (i) the authorized capital stock or other Equity Interest of such Subsidiary as of the date hereof and the expected amount as of the date of the date hereof, (ii) the number and kind of shares or other ownership interests of such Subsidiary that are issued and outstanding as of the date hereof and the expected amount as of the date of the date hereof, and (iii) the owner of such shares or other ownership interests as of the date hereof and as of the date hereof.  No Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other Equity Interests.  Each Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation, except to the extent that the failure to be in good standing would not have a Material Adverse Effect, and has all requisite power and authority to own its properties and to carry on its business as now being conducted.

(c)        Other than as provided in Schedule 3.4(c), neither the Company nor any Subsidiary is bound by any agreement or arrangement pursuant to which it is obligated to register the sale of any securities under the 1933 Act.  Other than as provided in Schedule 3.4(c), there are no outstanding securities of the Company or any of the Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem or purchase any security of the Company or any Subsidiary.  Other than as provided in Schedule 3.4(c), after the date hereof there will be no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Notes, or the Investor Shares.  Neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

(d)       The issuance and sale of any of the Securities will not obligate the Company to issue Common Shares or other securities to any Person other than the Investors and, other than as provided in Schedule 3.4(d), will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.

3.5         SEC Documents; Financial Statements.

(a)         As of the date hereof and each Closing Date and except as set forth on Schedule 3.5(a), the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act since December 14, 2021 (all of the foregoing filed prior to the date hereof, as they have been amended since the time of their filing, and all exhibits included therein and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)       As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied, and audited by a firm that is a member of the Public Company Accounting Oversight Board, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, except in the case of pro forma statements or, in the case of unaudited interim statements, except to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)        Except as disclosed in the SEC Documents, the Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US generally accepted accounting principles and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6         Litigation and Regulatory Proceedings.  Except as disclosed in Schedule 3.6, there are no actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of the Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, the Common Shares or any other class of issued and outstanding shares of the Company, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such, which adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) would, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect; and, to the knowledge of the executive officers of the Company, there is no reason to believe that there is any basis for any such Proceeding.

3.7         No Undisclosed Events, Liabilities or Developments.  Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.7, no event, development or circumstance has occurred or exists, or to the knowledge of the executive officers of the Company is reasonably anticipated to occur or exist that (a) would reasonably be anticipated to have a Material Adverse Effect or (b) would be required to be disclosed by the Company under applicable securities Laws and which has not been publicly announced.

3.8        Compliance with Law.  Except as disclosed in Schedule 3.8, the Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market. Except as disclosed in Schedule 3.8 Documents, the Company is not aware of any facts which could reasonably be anticipated to lead to a delisting of the Common Shares by the Trading Market in the future.

3.9         Employee Relations.  Neither the Company nor any Subsidiary is involved in any union labor dispute nor, to the knowledge of the Company, is any such dispute threatened. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement. No executive officer (as defined in Rule 501(f) of the 1933 Act) has notified the Company that such officer intends to leave the Company’s employ or otherwise terminate such officer’s employment with the Company.

3.10      Intellectual Property Rights.  The Company and each Subsidiary owns or possesses or can acquire on reasonable terms adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights (collectively, “IP Rights”) used in or reasonably necessary to conduct their respective businesses as now conducted.  None of the material IP Rights of the Company or any of the Subsidiaries are expected to expire or terminate within three (3) years from the date of this Agreement. Neither the Company nor any Subsidiary has received any notice alleging that it is infringing, misappropriating or otherwise violating any IP Rights of any other Person.  No written notice of a claim has been received by, and no Proceeding is pending against, the Company or any Subsidiary alleging that the Company or any Subsidiary is infringing, misappropriating or otherwise violating the IP Rights of any other Person, and, to the Company’s knowledge, no such claim or Proceeding is threatened, and the Company is not aware of any facts or circumstances which might give rise to any such claim or Proceeding.  The Company and the Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all of their material IP Rights.

3.11      Environmental Laws. Except, in each case, as would not be reasonably anticipated to have a Material Adverse Effect, the Company and the Subsidiaries (a) are in compliance with any and all applicable Laws relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants, (b) have received and hold all permits, licenses or other approvals required of them under all such Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval.

3.12     Title to Assets. The Company and the Subsidiaries have good and marketable title to all personal property (other than IP Rights, which is addressed in Section 3.10) owned by them which is material to their respective businesses, in each case free and clear of all liens, encumbrances and defects except those set forth on Schedule 3.12.  Any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

3.13       Insurance.  The Company and each of the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company reasonably believes to be prudent and customary in the businesses in which the Company and the Subsidiaries are engaged.  Neither the Company nor any of the Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that it will not be able to renew all existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

3.14      Regulatory Permits.  The Company and the Subsidiaries have in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15       No Materially Adverse Contracts, Etc.  Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company’s officers has or would reasonably be expected in the future to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would reasonably be anticipated to have a Material Adverse Effect.

3.16       Taxes.  Other than as provided on Schedule 3.16, the Company and the Subsidiaries each has made or filed, or caused to be made or filed, all United States federal, and applicable state, local and non-U.S. tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and, to the knowledge of the Company, there is no basis for any such claim.

3.17      Solvency.  After giving effect to the receipt by the Company of the proceeds from the transactions contemplated by this Agreement, (a) the Company’s book value of its assets exceeds the Company’s book value of existing debts and other liabilities (ignoring any potential contingent liabilities) as they mature; and (b) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets at book value, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt at book value when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  Except as disclosed as seth forth in Schedule 3.17, the Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction.

3.18     Investment Company.  The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.19       Certain Transactions.  Other than as disclosed in Schedule 3.19, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-Q, Form 10-K or proxy statement pertaining to an annual meeting of shareholders.

3.20      No General Solicitation.  Neither the Company, nor any of its Affiliates, nor any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes pursuant to this Agreement.

3.21      Acknowledgment Regarding the Investors’ Purchase of the Notes.  The Company’s Board of Directors has approved the execution of the Transaction Documents and the issuance and sale of the Notes, based on its own independent evaluation and determination that the terms of the Transaction Documents are reasonable and fair to the Company and in the best interests of the Company and its shareholders.  The Company is entering into this Agreement and is issuing and selling the Notes voluntarily.  The Company has had independent legal counsel of its own choosing review the Transaction Documents and advise the Company with respect thereto. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to its Notes and the transactions contemplated hereby and that neither such Investor nor any person affiliated with such Investor is acting as a financial advisor to, or a fiduciary of, the Company (or in any similar capacity) with respect to execution of the Transaction Documents or the issuance of the Notes or any other transaction contemplated hereby.

3.22      No Brokers’, Finders’ or Other Advisory Fees or Commissions. Except as set forth on Schedule 3.22, no brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or any of the other transactions contemplated by this Agreement.

3.23       OFAC.  None of the Company nor any of the Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Investor, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

3.24     No Foreign Corrupt Practices.  None of the Company or any of the Subsidiaries has, directly or indirectly:  (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

3.25      Anti-Money Laundering.  The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the best knowledge of the Company, pending, threatened or contemplated.

3.26       Disclosure.  The Company confirms that neither it, nor to its knowledge, any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information. The Company understands and confirms that the Investor will rely on the foregoing representations and covenants in effecting transactions in securities of the Company.  All disclosures provided to the Investor regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.27      Available Common Shares. As of date hereof, the Company has capacity under the rules and regulations of the Trading Market to issue a number of Common Shares sufficient to permit in full the conversion of the Notes in accordance with their respective terms.

3.28      Indebtedness. Except for as listed on Schedule 3.28, as of the date hereof the Company or any Subsidiary has no outstanding Indebtedness. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of USD$100,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of USD$100,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 3.28, neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

3.29       No Other Representations.  Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Company makes no other representations or warranties to the Investors.

4.           REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR.  Each Investor represents and warrants to the Company as follows:

4.1        Organization and Qualification.  Such Investor is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation.

4.2       Authorization; Enforcement; Compliance with Other Instruments.  Such Investor has the requisite power and authority to enter into the Transaction Documents and to perform its obligations thereunder.  The execution and delivery by such Investor of the Transaction Documents to which it is a party have been duly and validly authorized by such Investor’s governing body, as necessary, and no further consent or authorization is required.  The Transaction Documents to which it is a party have been duly and validly executed and delivered by such Investor and constitute valid and binding obligations of such Investor, enforceable against such Investor in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3        No Conflicts.  The execution, delivery and performance of the Transaction Documents to which it is a party by such Investor and the purchase of a Note by such Investor will not (a) conflict with or result in a violation of such Investor’s organizational documents, if applicable, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which such Investor is a party, or (c) violate any Law applicable to such Investor or by which any of such Investor’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of a Note and the other transactions contemplated by this Agreement.

4.4         Investment Intent; Accredited Investor.  Each Investor is not an individual, has not been created or used solely to purchase or hold its Note and its Investor Shares to be acquired by such Investor hereunder or thereunder, as applicable, in reliance on the exemption set forth in Section 2.10(1) of NI 45-106 and is purchasing its Note and its Investor Shares to be acquired by such Investor hereunder or thereunder, as applicable, as principal, for its own account, for investment purposes, and not with a view towards distribution  Such Investor is: (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act; and (ii) an “accredited investor” as such term is defined in Section 2.3 of NI 45-106.  Such Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (a) evaluating the merits and risks of an investment in its Note and its Investor Shares to be acquired by such Investor hereunder or thereunder, as applicable, and making an informed investment decision, (b) protecting its own interests and (c) bearing the economic risk of such investment for an indefinite period of time. Such Investor is not an entity formed for the specific purpose of acquiring its Note and its Investor Shares to be acquired by such Investor hereunder or thereunder, as applicable.

4.5       Securities Law Compliance in International Jurisdiction.  If such Investor is not resident in Canada or the United States, such Investor is knowledgeable of, or has been independently advised as to, the applicable laws of the securities regulators having application in the jurisdiction in which such Investor is resident (the “International Jurisdiction”), which would apply to the offer and sale of its Note and its Investor Shares to be acquired by such Investor hereunder or thereunder, as applicable. Such Investor is purchasing its Note and its Investor Shares to be acquired by such Investor hereunder or thereunder, as applicable, pursuant to exemptions from prospectus or equivalent requirements under applicable laws or, if such is not applicable, such Investor is permitted to purchase its Note and its Investor Shares to be acquired by such Investor hereunder or thereunder, as applicable, under the applicable laws of the securities regulators in the International Jurisdiction without the need to rely on any exemptions. The applicable laws of the authorities in the International Jurisdiction do not require the Company to make any filings or seek any approvals of any kind whatsoever from any securities regulator in the International Jurisdiction in connection with the offer, issue, sale or resale of such Investor’s Note or any of the underlying securities to be acquired by such Investor hereunder or thereunder, as applicable. The purchase of such Investor’s Note or any of the underlying securities to be acquired by such Investor hereunder or thereunder, as applicable, by the Investor does not trigger any obligation to prepare and file a prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction or any continuous disclosure reporting obligation of the Company in the International Jurisdiction and such Investor will, if requested by the Company, deliver to the Company a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in herein to the satisfaction of the Company, acting reasonably.

4.6       Acknowledgement of Risk; Opportunity to Discuss.  Each Investor acknowledges that an investment in the Company is speculative and subject to numerous risks, including those risks described in the SEC Documents.  Each Investor has reviewed and understands the risks related to the Company and its business as described in the SEC Documents.  Each Investor has received all materials relating to the business, finance and operations of the Company and the Subsidiaries as it has requested and has had an opportunity to discuss the business, management and financial affairs of the Company and the Subsidiaries with the Company’s management.  In making its investment decision, such Investor has relied solely on its own due diligence performed on the Company by its own representatives.

4.7        Restricted Securities. Each Investor understands that its Notes and the Investor Shares are being offered in a transaction not involving any public offering within the meaning of the 1933 Act and that its Note and the Investor Shares may not been registered under the 1933 Act except as otherwise required under the Transaction Documents. The Investor understands that its Notes and the Investor Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the 1933 Act, except (i) to the Company or a Subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the 1933 Act or (iii) pursuant to an applicable exemption from the registration requirements of the 1933 Act, and, in each of cases (ii) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book-entry position or certificates representing its Notes or Investor Shares shall contain a notation or restrictive legend, as applicable, to such effect substantially in the form attached hereto as Exhibit A, and as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of its Notes or Investor Shares and may be required to bear the financial risk of an investment in its Notes and Investor Shares for an indefinite period of time. The Investor acknowledges and agrees that (i) its Note and Investor Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the 1933 Act (“Rule 144”) until the date that is at least one year from the date that the Company filed “Form 10 information” with the SEC reflecting its status as an entity that is no longer an issuer described in Rule 144(i)(1)(i)) and (ii) additional conditions to any such transaction may apply under Rule 144 and other applicable securities laws to the extent that the Investor is at such time, or has been at any time in the immediately preceding three months, an “affiliate” of the Company within the meaning of Rule 144. The Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of its Notes or Investor Shares.

4.8        Exculpation Among Investors.  Each Investor acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that neither the Lead Investor, any Investor nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Notes.

4.9         No Other Representations.Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, such Investor makes no other representations or warranties to the Company.

5.           OTHER AGREEMENTS OF THE PARTIES.

5.1      Restrictions on Transfer.  The Investor Shares, when issued, will be restricted and book-entry positions or certificates relating to the same shall bear a restrictive legend unless sold pursuant to an effective registration statement or available for resale pursuant to Rule 144 under the 1933 Act.

5.2      Furnishing of Information.  As long as an Investor owns Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act.  As long as an Investor owns Securities, if the Company is not required to file reports pursuant to the 1934 Act, it will prepare and furnish to such Investor and make publicly available in accordance with Rule 144(c) such information as is required for such Investor to sell the Investor Shares under Rule 144.  The Company further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Investor Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 or other applicable exemptions.

5.3     Integration.  The Company shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the 1933 Act of the sale of the Securities to the Investor.

5.4     Notification of Certain Events.  The Company shall give prompt written notice to each Investor of (a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Document, or (b) any Proceeding pending or, to the Company’s knowledge, threatened against a party relating to the transactions contemplated by this Agreement or any other Transaction Document.

5.5       Available Shares.  The Company shall at all times keep authorized and available for issuance, free of preemptive rights, the Required Minimum of Common Shares.  If the Company determines at any time that it does not have a sufficient number of authorized Common Shares to keep available for issuance as described in this Section 5.5, the Company shall use all commercially reasonable efforts to increase the number of authorized Common Shares by seeking approval from its shareholders for the authorization of such additional shares.

5.6        Use of Proceeds.  The Company will use the proceeds from the sale of the Notes to fund its general working capital and to purchase Digital Assets as provided in Section 5.8.

5.7        Repayment of Notes. If the Company issues any debt, including any subordinated debt or convertible debt (other than the Notes), then the Investors will have the option (exercisable in writing by the Requisite Holders) to cause the Company to immediately, utilize 10% of the aggregate proceeds of such issuance to repay the Notes on a pro rata basis based on the amounts owing under Section 1.3 of the Notes.  If the Company issues any Equity Interests for cash as part of a financing transaction including Common Shares issued under the ELOC Purchase Agreement, then the Investors will have the option (exercisable in writing by the Requisite Holders) to cause the Company to direct 10% of such proceeds from such issuance to repay the Notes on a pro rata basis based on the amounts owing under Section 1.3 of the Notes.  The Company will notify the Investors no later than two (2) Business Days prior to the public announcement of any such debt or Equity Interest financing and provide the Investors (with the written approval of the Requisite Holders agree) to opportunity to exercise the option set forth in the preceding sentence; it being agreed, however, that, notwithstanding such notice to the Investors, the Company shall not be under an obligation to make a public announcement regarding such debt or Equity Interest financing until it is legally required to do so.

5.8        Purchase of Digital Assets. Following the payment of the expenses and fees required to be paid by the Company in respect of such Tranche, seventy percent (70%) of the net proceeds of each Note issued in the Initial Tranche and seventy-five percent (75%) of the net proceeds of each Note issued in a Subsequent Tranche shall be used to purchase BTC, Ethereum,  Solana or other utility-based digital assets (collectively, “Digital Assets”).  Until such time as the aggregate fair market value of Digital Assets acquired pursuant to the Initial Tranche and any Subsequent Tranche equals $20,000,000 (the “Digital Assets Threshold Amount”), all Digital Assets purchased hereunder shall be held in a segregated account (the “Crypto Control Account”) in accordance with the terms of the Crypto Control Account Agreement.   If, on the Closing Date of any Subsequent Tranche thereafter, the aggregate fair market value of Digital Assets held in the Crypto Control Account is determined to be less than Digital Assets Threshold Amount, the portion of the Digital Assets acquired with proceeds from such Subsequent Tranche shall be transferred to the Crypto Control Account as is necessary to cause the fair market value of Digital Assets held therein to equal the Digital Assets Threshold Amount.  At all such times as the Crypto Control Account maintains Digital Assets having a fair market value of at least the Digital Assets Threshold Amount, no Digital Assets acquired pursuant to any Subsequent Tranche will be required to be transferred to the Crypto Control Account. Upon the Company achieving the Digital Assets Threshold Amount, the Investors and the Company shall terminate or otherwise modify the Security Agreement to provide that the Company’s obligations under the Note shall be secured only by the Digital Assets held in the Crypto Control Account pursuant to the terms of the Crypto Control Account Agreement. In addition, the Company may, from time to time, but no more than once per calendar month, request the withdrawal of Excess Collateral from the Collateral Account (each, an “Excess Withdrawal”), provided that, following such withdrawal, the fair market value of the Digital Assets remaining in the Crypto Control Account equals or exceeds 115% of the Digital Assets Threshold Amount, as calculated using the average fair market value of the Digital Assets over the five (5) preceding business days (the “Collateral Calculation Period”). For purposes of this section, “Excess Collateral” means the portion of the fair market value of the Digital Assets held in the Crypto Control Account that exceeds 115% of the Digital Assets Threshold Amount, as calculated over the Collateral Calculation Period. In such instances, the Lead Investor shall provide the Company with any necessary consents required for such withdrawal under the terms of the Crypto Account Control Agreement. If, following an Excess Withdrawal, the fair market value of the Crypto Control Account drops below 85% of the Digital Assets Threshold Amount (as calculated over the Collateral Calculation Period), the Company shall within two business days thereafter contribute assets to the Crypto Control Account sufficient to cause the fair market value thereof to again equal no less than 115% of the Digital Assets Threshold Amount (each, a “Deficiency Contribution”). No further Deficiency Contributions shall be required thereafter unless the Company causes another Excess Withdrawal to be made from the Crypto Control Account in accordance with this section 5.8.

5.9         Prohibited Transactions; Limitation on At the Market Offerings.  The Company hereby covenants and agrees not to enter into any Prohibited Transactions without the prior written consent of the Requisite Holders, until sixty (60) Trading Days after such time as each Note have been repaid in full and/or has been converted into Conversion Shares. The Company hereby covenants and agrees that it will not, unless it receives the prior written consent of the Requisite Holders, utilize any “at the market” offering program in respect of its Common Shares, except as permitted hereunder.

5.10      Shareholder Approval; Exchange Cap. To fulfill its obligations under the Transaction Documents, the Company shall be required to seek Shareholder Approval, whether at its annual meeting of shareholders or by calling a special meeting of shareholders) on the earlier to occur of (i) the Company's next annual meeting of shareholders or (ii) the date that is 75 days from the date hereof; and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.  If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every four months thereafter to seek Shareholder Approval until the date the Shareholder Approval is obtained.  In lieu of holding a meeting of shareholders, and in compliance with applicable law, the Company shall also be entitled to secure such Shareholder Approval by written consent.  Notwithstanding anything to the contrary contained in this Agreement, the Notes or the other Transaction Documents, the Investors and the Company agree that the total cumulative number of shares of Common Stock issued to the Investor under the Transaction Documents may not exceed a number of shares equal to 19.99% of the outstanding Common Stock as of the date hereof (the "Exchange Cap"), except that such limitation will not apply following Shareholder Approval or if the Common Stock is no longer listed on the Trading Market.

5.11       Securities Laws Disclosure; Publicity.  The Company shall, within one (1) Trading Day following the date hereof, file a Form 8-K report or other public disclosure disclosing the material terms of the transactions contemplated hereby and including this Agreement as an exhibit thereto; provided, that the Company may not issue such press release or file such Form 8-K or other public disclosure without the prior written consent (including by electronic mail) of the Requisite Holder, which shall not be unreasonably withheld or delayed, except (i) if such disclosure is required by Law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Requisite Holders for review prior to release and the Company shall incorporate the reasonable comments of the Requisite Holder or (ii) to the extent such press release or public statement contains only information previously disclosed in a press release or public statement previously approved in accordance with the foregoing clause (i).  The Company shall not issue any press release nor otherwise make any such public statement regarding the Investors or the Transaction Documents without the prior written consent (including by electronic mail) of the Requisite Holder, except (i) if such disclosure is required by Law, in which case the Company shall (a) ensure that such disclosure is restricted and limited in content and scope to the maximum extent permitted by Law to meet the relevant disclosure requirement and (b) provide a copy of the proposed disclosure to the Requisite Holders for review prior to release and the Company shall incorporate the reasonable comments of the Requisite Holder or (ii) to the extent such press release or public statement contains only information previously disclosed in a press release or public statement previously approved in accordance with the foregoing clause (i). Each Investor will promptly provide any information reasonably requested by the Company or any of its Affiliates for any regulatory application or filing made or to be made or approval sought in connection with the transactions contemplated by this Agreement (including filings with the SEC). Following the execution of this Agreement, each Investor and its Affiliates and/or advisors may, upon receiving the prior written consent of the Requisite Holder, place announcements on their respective corporate websites and in financial and other newspapers and publications (including, without limitation, customary “tombstone” advertisements) describing such Investor’s relationship with the Company under this Agreement and including the name and corporate logo of the Company.  Notwithstanding anything herein to the contrary, to comply with United States Treasury Regulations Section 1.6011-4(b)(3)(i), each of the Company and each Investor, and each employee, representative or other agent of the Company or such Investor, may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment, and the U.S. federal and state income tax structure, of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to such recipient.

5.12        Indemnification of the Investors.

(a)         The Company will indemnify and hold each Investor, its Affiliates and their respective directors, officers, managers, shareholders, members, partners, employees and agents and permitted successors and assigns (each, an “Investor Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation and defense (collectively, “Losses”) that any such Investor Party may suffer or incur as a result of or relating to:

(i)        any material breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document;

(ii)         any material misrepresentation made by the Company in any Transaction Document or in any SEC Document;

(iii)       any material omission to state any material fact necessary in order to make the statements made in any SEC Document, in light of the circumstances under which they were made, not misleading;

(iv)        any Proceeding before or by any court, public board, government agency, self-regulatory organization or body based upon, or resulting from the execution, delivery, performance or enforcement of any of the Transaction Documents or the consummation of the transactions contemplated thereby, and whether or not such Investor is party thereto by claim, counterclaim, crossclaim, as a defendant or otherwise, or if such Proceeding is based upon, or results from, any of the items set forth in clauses (i) through (iii) above;

except, in the case of clauses (ii) and (iii) above, to the extent, but only to the extent, that such misrepresentation or omission is based upon information regarding such Investor furnished in writing to the Company by or on behalf of the Investor expressly for use therein or the Investor has omitted a material fact from such information or otherwise violated the 1933 Act, 1934 Act or any state securities law or any rule or regulation thereunder.

(b)        If any action shall be brought against any Investor Party in respect of which indemnity may be sought pursuant to this Agreement, such Investor Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Investor Party. Any Investor Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Investor Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Investor Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Investor Party under this Agreement (i) for any settlement by an Investor Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Investor Party’s breach of any of the representations, warranties, covenants or agreements made by such Investor Party in this Agreement or in the other Transaction Documents.

(c)        In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(d)         The provisions of this Section 5.12 shall survive the termination or expiration of this Agreement.

5.13     Non-Public Information.  Except to the extent necessary to fulfill its notice, disclosure or similar obligations hereunder or under any Transaction Document, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide the Investors or their agents or counsel with any information that the Company believes constitutes material, non-public information.  Except in connection with the fulfillment of its notice, disclosure or similar obligations hereunder or under any Transaction Document, to the extent the Company provides an Investor with material, non-public information, the Company shall publicly disclose such information by the opening of trading on the Trading Market following such disclosure to such Investor.  The Company understands and confirms that the Investors shall be relying on the foregoing representation in effecting transactions in securities of the Company. In the event that the Company fails to comply with its obligations under this Section 5.13, a liquidated damages charge of 2% of the outstanding principal balance of each Note will be assessed and will become immediately due and payable each month while such failure remains uncured to the Investors at their election in the form of a cash payment or added to the balance of the respective Note.

5.14      Share Transfer Agent.   To the Company’s knowledge, the Transfer Agent participates in the Depository Trust Company Fast Automated Securities Transfer program.  For so long as any Investor holds Investor Securities, the Company shall not change its share transfer agent without the prior written consent of the Requisite Holder.

5.15      Intended Tax Treatment.  Each Investor and the Company agree that for U.S. federal income tax purposes, and applicable state, local and non-U.S. income tax purposes, the Notes are not intended to be treated as indebtedness.  No Investor nor the Company shall take any position on any tax return, or in any audit, claim, investigation, inquiry or proceeding in respect of taxes inconsistent with such intentions, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Internal Revenue Code of 1986, as amended, or any analogous provision of applicable state, local or non-U.S. law. Concurrently with the execution and delivery of this Agreement, each Investor agrees to execute and deliver to the Company an IRS Form W-8 or W-9 (as applicable with respect to such Investor).

5.16       Set-Off.

(a)        Each Investor may, subject to the provisions of Section 2.4 hereof, set off any of its obligations to the Company (whether or not due for payment), against any of the Company’s obligations to such Investor (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(b)         Each Investor may do anything necessary to effect any set-off undertaken in accordance with this Section 5.16 (including varying the date for payment of any amount payable by the Investor to the Company).

(c)       The Company may set off any of its obligations to an Investor (whether or not due for payment), against any of such Investor's obligations to the Company (whether or not due for payment) under this Agreement and/or any other Transaction Document.

(d)         The Company may do anything necessary to effect any set-off undertaken in accordance with this Section 5.16 (including varying the date for payment of any amount payable by the Company to an Investor).

5.17     No Repricing.  The Company shall not, without the prior written consent of the Requisite Holder, (i) authorize the amendment of any outstanding note, option, warrant, or other derivative security convertible, exercisable or exchangeable for Common Shares to reduce the conversion, exercise or exchange price of any such security or (ii) grant a replacement note, option, warrant or other derivative security convertible, exercisable or exchangeable for Common Shares for the purpose of reducing the conversion, exercise or exchange price of any such security being replaced; provided that this Section 5.17 shall not apply to amendments to or grants in respect of any option granted pursuant to an Equity Plan that is outstanding as of the date of this Agreement.

6.           CLOSING CONDITIONS

6.1        Conditions Precedent to the Obligations of each Investor.  The obligation of each Investor to fund its Note at each Closing is subject to the satisfaction or waiver by the Investor, at or before such Closing, of each of the following conditions:

(a)          General Conditions Precedent.

(i)         Required Documentation. The Company must have delivered to the Investor (i) a duly executed certificate of an officer of the Company and each Subsidiary party to the Subsidiary Guarantee, appending thereto (A) copies of duly executed resolutions or consents of the directors, members or manager, as applicable, of such party, approving and consenting to such party’s execution, performance of its obligations under the applicable Transaction Documents and the transactions contemplated thereby, (B) a certificate of good standing or equivalent document dated no more than five days prior to the date hereof, in respect of such party, (C) true and correct copies of the organizational documents of such party, and (D) incumbency signatures of such party, and (ii) copies of each Transaction Document, duly executed by the Company, the applicable Subsidiaries, the Transfer Agent or such Persons party thereto, as applicable;

(ii)        Consents and Permits. The Company must have obtained and delivered to such Investor copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby.

(iii)        No Event(s) of Default. No Event of Default has occurred and no Event of Default would result from the execution of this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby.

(iv)       Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of such Closing as though made on and as of such date;

(v)       Performance.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

(vi)       No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(vii)       No Suspensions of Trading in the Common Shares; Listing.  Trading in the Common Shares shall not have been suspended by the SEC or any Trading Market (except for any suspensions of trading of not more than one day on which the Trading Market is open solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Shares shall have been at all times since such date listed for trading on a Trading Market;

(viii)     Limitation on Beneficial Ownership.  The issuance of a Note to such Investor shall not cause such Investor Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage of the Equity Interests of such class that are outstanding at such time; and

(ix)        Funds Flow Request.  The Company shall have delivered to the Lead Investor a flow of funds request, substantially in the form set out in Exhibit B.

(x)         Non-Public Information.  The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first business day after the date of each Closing, release or file, as applicable, a press release or a Current Report on Form 8-K or other applicable public disclosure describing the terms of the Closing (the “Cleansing Release”). From and after the filing of the Cleansing Release, the Company shall have disclosed all material, non-public information (if any) provided up to such time to each Investor by the Company or any of its officers, directors, employees or agents. In addition, upon the filing of the Cleansing Release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated hereby or as otherwise disclosed in the Cleansing Release, whether written or oral, between the Company, or any of its officers, directors, affiliates, employees or agents, on the one hand, and any of the Investors or any of their affiliates, on the other hand, shall terminate.

(xi)      Opinions of Counsel. The Lead Investor shall have received opinions from United States and Canadian counsel to the Company and Subsidiaries in forms acceptable to the Lead Investor in its sole discretion.

(xii)       Closing Equity Conditions. Each of the Closing Equity Conditions shall have been satisfied.

(b)        Specific Closing Conditions. The closing conditions set forth in Section 2.2 relating to the Tranche being funded on such Closing Date shall be met.

6.2        Conditions Precedent to the Obligations of the Company.  The obligation of the Company to issue a Note to an Investor at the Closing is subject to the satisfaction or waiver by the Company, at or before such Closing, of each of the following conditions:

(a)        Required Documentation. Such Investor must have delivered to the Company copies of each Transaction Document to which the Investor is a party, duly executed by the Investor;

(b)        Representations and Warranties.  The representations and warranties of such Investor contained herein shall be true and correct in all material respects as of the date when made and as of such Closing Date as though made on and as of such date;

(c)        Performance.  The Investors shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to such Closing;

(d)        No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

7.          EVENTS OF DEFAULT

7.1         Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Agreement:

(a)          an Event of Default under a Note;

(b)       any of the material representations or warranties made by the Company or any of its agents, officers, directors, employees or representatives in any Transaction Document or public filing being inaccurate, false or misleading in any material respect, as of the date as of which it is made or deemed to be made, or any certificate or financial or other written statements furnished by or on behalf of the Company to the Investor or any of its representatives, is inaccurate, false or misleading, in any material respect, as of the date as of which it is made or deemed to be made, or on any Closing Date; or

(c)          a failure by the Company to comply with any of its material covenants or agreements set forth in this Agreement, including those set forth in Section 5 in all material respects.

7.2         Investor Right to Investigate an Event of Default.  If in the reasonable opinion of the Requisite Holder, an Event of Default has occurred, or is or may be continuing:

(a)          the Requisite Holder may notify the Company that it wishes to investigate such purported Event of Default;

(b)          the Company shall cooperate with the Requisite Holder in such investigation;

(c)         the Company shall comply with all reasonable requests made by the Requisite Holder to the Company in connection with any investigation by the Requisite Holder and shall (i) provide all information reasonably requested by the Requisite Holder in relation to the Event of Default to the Requisite Holder; provided that the Requisite Holder agrees that any materially price sensitive information and/or non-public information will be subject to confidentiality, and (ii) provide all such requested information within three (3) Business Days of such request.; and

(d)          the Company shall pay all reasonable costs incurred by the Requisite Holder in connection with any such investigation.

7.3          Remedies Upon an Event of Default

(a)          If an Event of Default occurs pursuant to Section 7.1(a), each Investor shall have such remedies as are set forth in their Note.

(b)         If an Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(c) and is not remedied following written notice provided by the Requisite Holder to the Company within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Requisite Holder may declare, by written notice to the Company, effective immediately, all outstanding obligations by the Company under the Transaction Documents to be immediately due and payable in immediately available funds and the Investors shall have no obligation to consummate any Closing under this Agreement or to accept the conversion of any Note into Conversion Shares.

(c)         If any Event of Default occurs and is not remedied following written notice provided by the Requisite Holders to the Company within (i) two (2) Business Days for an Event of Default occurring by the Company’s failure to comply with Section 7.1(c), or (ii) ten (10) Business Days for an Event of Default occurring pursuant to Section 7.1(b), the Requisite Holders may, by written notice to the Company, terminate this Agreement effective as of the date set forth in the Requisite Holder’s notice.

8.          TERMINATION

8.1         Events of Termination.  This Agreement:

(a)          may be terminated:

(i)           by the Requisite Holder on the occurrence or existence of a Securities Termination Event or a Change of Control;

(ii)         by either the Company or the Requisite Holder, by written notice to the other party, effective immediately, if the applicable Closing has not occurred within thirty (30) Business Days of the date specified in Section 2.2 of this Agreement or such later date as the Company and the Requisite Holder agree in writing, provided that the right to terminate this Agreement under this Section 8.1(a)(iii) is not available to any party that is in material breach of or material default under this Agreement or whose failure to fulfill any obligation under this Agreement has been the principal cause of, or has resulted in the failure of the applicable Closing to occur; or

(iii)        by the Requisite Holder, in accordance with Section 7.3(c).

(b)       will automatically terminate, without further action by the parties, on the date that is twenty-four (24) from the date of this Agreement.

8.2         Effect of Termination.

(a)        Upon termination of this Agreement, no Investor will be required to fund any further amount after the date of termination of the Agreement, provided that termination will not affect any undischarged obligation under this Agreement, and any obligation of the Company to pay or repay any amounts owing to the Investor hereunder and which have not been repaid at the time of termination.

(b)        Nothing in this Agreement will be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

9.           RESERVED

10.         RIGHTS TO FUTURE STOCK ISSUANCES.  Subject to the terms and conditions of this Section 10 and applicable securities laws, if at any time during the period ending on the later of (i) 12 months after the Closing Date of the Initial Tranche, and (ii) the termination of this Agreement in accordance with Section 8, the Company proposes to offer or sell any New Securities, the Company shall offer to the Investors the opportunity to purchase up to twenty-five percent (25%) of such New Securities (such amount, the “Offered Securities”).  Such offer may only be accepted with the prior written approval of an Investor.  If accepted by an Investor, it shall be afforded the opportunity to purchase its Pro Rata Portion (as defined below).  The Investors shall be entitled to apportion the right of first offer hereby granted to them in such proportions as they deem appropriate among themselves and their Affiliates.

10.1      The Company shall give notice no fewer than ten (10) Business Days in advance of the proposed date of the sale of New Securities (the “Information Notice”) to the Requisite Holder and each Investor, requesting if such Requisite Holder and Investors would desire to receive further information regarding the proposed sale. In the event that any Investor does not affirmatively respond to the Information Notice within two (2) Business Days of receipt thereof, the Company may proceed with the sale; provided that obligations and rights set forth in this Section 10 shall not be in force and effective for a period with respect to any non-affirming Investor for a period of 45 days following the delivery of the Information Notice; provided, further that the obligations and rights set forth in this Section 10 shall automatically renew following the expiration of such period.  If an Investor affirmatively responds to the Information Notice, such sale shall be subject to the obligations and rights set forth in this Section 10.

10.2      The Company shall give notice no fewer than two (2) Business Days following receipt of an affirmative response to the Information Notice (the “Offer Notice”) to the Requisite Holder and each Investor, stating (a) its bona fide intention to offer such New Securities, (b) the number of such New Securities to be offered, and (c) the price and terms, if any, upon which it proposes to offer such New Securities.

10.3      By notification to the Company within five (5) days after the Offer Notice is given, the Requisite Holder and each Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to their Pro Rata Portion of the Offered Securities. “Pro Rata Portion” means the ratio of (x) Securities purchased by an Investor participating under this Section 10.3 and (y) the sum of the aggregate Securities purchased by all Investors participating under this 10.3.  The closing of any sale pursuant to this Section 10 shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 10.4.

10.4      The Company may, during the ninety (90) day period following the expiration of the period provided in Section 10.3, offer and sell the remaining portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice.  If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investors in accordance with this Section 10.

10.5       The right of first offer in this Section 10 shall not be applicable to offers, issuances, sales or other transactions related to Exempted Securities, or any New Securities registered for sale under the 1933 Act.

11.         GENERAL PROVISIONS

11.1       Fees and Expenses.  Prior to the date of this Agreement, the Company has paid the Lead Investor USD$35,000 as an advance the expenses payable under this Section 11.1.  At the initial Closing, the Company shall reimburse the Lead Investor up to an additional USD$50,000 (equal to an aggregate of USD$85,000 in total fees and expenses, inclusive of the initial USD$35.000 paid in accordance with the foregoing sentence) for actual and reasonably documented due diligence, travel and legal fees and expenses related to the preparation and negotiation of the Transaction Documents and disbursements of its counsel, Lucosky Brookman LLP it being understood that Lucosky Brookman LLP have not rendered any legal advice to the Company in connection with the transactions contemplated hereby and that the Company has relied for such matters on the advice of its own counsel; provided that the foregoing cap maybe increased if in the reasonable discretion of the Lead Investor the legal services required to draft and negotiate the Transaction Documents exceeds those initially contemplated by the Parties. In the event that this Agreement is terminated prior to the occurrence of the initial Closing, the Company shall reimburse the Lead Investor for all actual and reasonably documented due diligence and legal fees and expenses, including the reasonable and documented fees and disbursements of its counsel, Lucosky Brookman LLP. Except as specified above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents.  The Company shall pay all stamp and other taxes and duties levied in connection with the sale of the Notes.

11.2        Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

If to the Company:

DevvStream Corp.
2108 N. St.
Suite 4254
Sacramento, California
Email: sunny@devvstream.com; cstanton@focus-impact.com;
Attention: Sunny Trinh; Carl Stanton

With a copy (which shall not constitute notice) to:

Attention:

Shumaker, Loop & Kendrick, LLP
Bank of America Plaza, Suite 2800
101 East Kennedy Boulevard
Tampa, FL 33602
Attention: Julio C. Esquival
Email: jesquivel@shumaker.com

If to an Investor, such address set forth on the signature page hereto executed by such Investor;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

11.3      Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

11.4      Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

11.5      Jurisdiction and Venue.  Any action, proceeding or claim arising out of, or relating in any way to this Agreement shall be brought and enforced in the New York Supreme Court, County of New York (Commerical Division), or in the United States District Court for the Southern District of New York.  The Company and the Investors irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum.  The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding.

11.6     WAIVER OF RIGHT TO JURY TRIAL.  THE COMPANY AND THE INVESTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

11.7     Survival.  The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.

11.8      Entire Agreement.  The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

11.9       Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Requisite Holders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

11.10     Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

11.11     Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Investors and their respective successors and assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Requisite Holders.  Each Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investor” and such transferee is an accredited investor.

11.12     Further Assurances.  Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.13     Counterparts.  This Agreement may be executed in identical counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties.  Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

11.14     Specific Performance.  The Company acknowledges that monetary damages alone would not be adequate compensation to the Investors for a breach by the Company of this Agreement and the Requisite Holders may seek an injunction or an order for specific performance from a court of competent jurisdiction if (a) the Company fails to comply or threatens not to comply with this Agreement or (b) the Requisite Holders have reason to believe that the Company will not comply with this Agreement.

11.15     Report on Amounts Owing in Respect of the Notes.  Following the date hereof the Lead Investor shall provide to the Company no fewer than once every two weeks a report setting forth the outstanding amounts owning in respect of the Notes as of the date of such report.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first set forth above.

COMPANY:

DEVVSTREAM CORP.

By:	/s/ Sunny Trinh
Name:	Sunny Trinh
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investor: Helena Global Investment Opportunities 1 Ltd.

Signature of Authorized Signatory of Investor: /s/ Jeremy Weech

Name of Authorized Signatory: Jeremy Weech

Title of Authorized Signatory: Managing Partner

Email Address of Authorized Signatory:

Facsimile Number of Authorized Signatory: N/A

Address for Notice to Investor:
Address for Delivery of Securities to Investor (if not same as address for notice):

Funding Amount:

Principal amount of Note:

EIN Number:

EXHIBIT A

FORM OF NOTE

[See attached]

EXHIBIT B

[See attached]FLOW OF FUNDS REQUEST

 – Securities Purchase Agreement – Flow of Funds Request

In connection with the Securities Purchase Agreement, dated July __, 2025 (the “Agreement”) between DevvStream Corp. (the “Company”), ____________ (the “Investor”) and the other investors signatory thereto, the Company irrevocably authorizes the Investor to distribute such funds as set out below, in the manner set out below, at the Closing.

Capitalized terms used but not otherwise defined in this letter will have the meaning given to such terms in the Agreement.

Item	Amount
Closing	USD$
USD$
Total	USD$

Please transfer the net amount of USD$________ due at the Closing, to the following bank account:

Bank ID type:
Bank ID:
Bank Name:
Bank Address 1:
Bank Address 2:
Recipient Account (if appropriate enter the IBAN):
Recipient name:
Recipient Address 1:
Recipient Address 2:

Yours sincerely,

DevvStream Corp.

By:
Name
Title

EXHIBIT C

FORM OF SECURITY AGREEMENT

[See attached]

EXHIBIT D

FORM OF SUBSIDIARY GUARANTEE

EXHIBIT E

FORM OF REGISTRATION RIGHTS AGREEMENT